EXHIBIT 4.5

Wi-LAN INC.

DEFERRED STOCK UNIT PLAN

FOR DIRECTORS AND DESIGNATED EMPLOYEES

ARTICLE 1 - PURPOSE STATEMENT

1.01	The purpose of this Plan is to provide selected officers, employees and consultants (“Designated Employees”) of the Corporation and members of the Board (“Directors”) with compensation opportunities which:

(a)	are compatible with shareholder interests;

(b)	will encourage a sense of ownership; and

(c)	will enhance the Corporation’s ability to retain key personnel and reward significant performance achievements.

ARTICLE 2 - DEFINITIONS

For purposes of this Plan, the following terms are defined as set forth below:

2.01	“Account” means the account maintained for record-keeping purposes by the Corporation in the name of each Participant composed of all Units issued to the Participant after the Effective Date including Units that have not been redeemed or terminated in accordance with the terms of the Plan.

2.02	“Agreement” has the meaning set out in Section 5.01 hereof.

2.03	“Applicable Withholding Taxes” has the meaning set out in Section 11.01 hereof.

2.04	“Award Date” means, unless otherwise determined by the Committee:

(1)	in respect of a Director, not later than 10 Business Days following the end of each fiscal quarter;

(2)	in respect of a Designated Employee, not later than 10 Business Days following approval of an annual bonus payment to a Designated Employee.

2.05	“Board” means the board of directors of the Corporation.

2.06	“Business Day” means any day, other than a Saturday or a Sunday, on which the Toronto Stock Exchange is open for trading.

2.07	“Cash Equivalent” means the amount of money expressed in Canadian dollars equal to the number of Units multiplied by, at the Committee’s discretion, either (i) the average closing trading price of the Shares on the Toronto Stock Exchange on the 10 Business Days immediately preceding the Redemption Date of the Units; or (ii) the closing trading price per Share on the Toronto Stock Exchange on the last trading day preceding the Redemption Date of the Units.

2.08	“Committee” means the Compensation Committee of the Board or such other committee or persons designated by the Board, including the Board itself, for the purpose of administering the Plan.

2.09	“Corporation” means Wi-LAN Inc. and any reference in this Plan to an action by the Committee means an action by or under the authority of Corporation.

2.10	“Deferred Amount” has the meaning set out in Section 6.01 hereof.

2.11	“Designated Employees” has the meaning set out in Section 1.01 hereof.

2.12	“Directors” has the meaning set out in Section 1.01 hereof.

2.13	“Director’s Fees” means the retainer payable to a Director for service as a member of the Board as well as board chair fee, committee chair fees, board committee member fees and board meeting fees.

2.14	“Dividend Rate” has the meaning set out in Section 6.03 hereof.

2.15	“Effective Date” has the meaning set out in Section 14.01 hereof.

2.16	“Participant” means a Director or Designated Employee who elects to receive Units under the Plan in accordance with Section 4.03.

2.17	“Plan” means the Wi-LAN Inc. Deferred Stock Unit Plan for Directors and Designated Employees as set forth herein, and amended from time to time.

2.18	“Redemption Date” means the date upon which any Units are actually redeemed in accordance with the provisions of this Plan.

2.19	“Regulations” means the Income Tax Regulations (Canada).

2.20	“Retirement”, in the case of Designated Employees, means retirement, including early retirement, from (and for greater certainty ceasing to be employed by) the Corporation and, in the case of Directors, means ceasing to be a Director (whether as a result of the resignation, not standing for re-election to the board or not being elected or re-elected as a member of the board by the shareholders at a meeting, or for any other reason other than as a result of death).

2.21	“Shares” means common shares in the capital of the Corporation.

2.22	“Termination” means, in the case of a Designated Employee, the occurrence of any act or event whether pursuant to an employment agreement or otherwise, including without limitation dismissal for cause, dismissal without cause or resignation, which actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an employee of the Corporation, but for purposes of the Plan shall not include Retirement.

2.23	“Unit” means a deferred stock unit that is issued under the Plan, and which upon the meeting of all of the conditions specified herein, is redeemable for either

(a)	its Cash Equivalent; or

(b)	Shares;

in accordance with the provisions of this Plan.

2.24	“Unitholder” means a Participant who has been issued Units under the Plan.

ARTICLE 3 - ADMINISTRATION

3.01	The Plan will be unfunded and shall be administered by the Committee unless the Board determines otherwise. The Committee may make, and may from time to time amend, such rules and provisions for the implementation and administration of the Plan as it shall deem appropriate. Notwithstanding the foregoing, any amendment or suspension of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the Regulations or any successor provisions thereto.

3.02	The interpretation and construction by the Committee of any provisions of the Plan and any rules and resolutions concerning the Plan, unless otherwise determined by the Board, shall be final and conclusive and shall be applicable with respect to and binding upon all Participants.

3.03	The Committee shall establish such terms, conditions and limitations with respect to the issuance of Units as may be necessary or desirable in order to ensure that the Plan achieves its objectives in compliance with all applicable laws. In particular, without limiting the foregoing, the Committee may establish such terms, conditions and limitations in relation to the issuance of Units (i) to any Designated Employee or Director who is not a resident of Canada or (ii) otherwise to any Designated Employee or Director, as it determines to be necessary or advisable having regard to any securities, tax or other laws and regulations or currency considerations which may be applicable to the Corporation or to such Designated Employee or Director in connection with the issuance of Units.

3.04	The Committee may appoint the Chief Executive Officer and/or any other Designated Employee or any other qualified third party service provider to act on its behalf and in accordance with the determinations of the Committee to administer the Plan and implement the decisions of the Committee and the Board, and the Committee may delegate its authority under the Plan for such purpose.

3.05	The Corporation shall pay all costs of administering the Plan.

3.06	The maximum number of Shares reserved for issuance under the Plan is 430,000 Shares provided that any Redemptions of Units for Shares will make new awards of Units available under the Plan effectively resulting in a re-loading of the number of Shares reserved for issuance under the Plan, provided that the combined number of Shares reserved for issuance under the Plan does not exceed 430,000 Shares at any given time. In addition:

(a)	the maximum number of Shares reserved for issuance pursuant to Units granted to Insiders (as such term is defined in the Securities Act (Ontario)) at any time may not exceed 10% of the Corporation’s issued and outstanding Shares at any given time;

(b)	the maximum number of Shares which may be issued to Insiders, within a one-year period, may not exceed 10% of the Corporation’s issued and outstanding Shares at any given time;

(c)	the maximum number of Shares which may be issued to any one Insider and the Associates (as such term is defined in the Securities Act (Ontario)) of such Insider, within a one-year period, may not exceed 5% of the number of the Corporation’s issued and outstanding Shares at any given time;

(d)	the maximum number of Shares issuable to Insiders, at any time, under all security based compensation arrangements (as such term is defined in the Toronto Stock Exchange Company Manual), cannot exceed 10% of the Corporation’s issued and outstanding Shares at any given time;

(e)	the number of Shares issued to Insiders, within any one year period, under all security based compensation arrangements (as such term is defined in the Toronto Stock Exchange Company Manual), cannot exceed 10% of the Corporation’s issued and outstanding Shares at any given time; and

(f)	the number of Shares reserved for issuance to non-executive Directors shall not exceed 1.4% of the total number of issued and outstanding Shares at any time.

ARTICLE 4 - ELIGIBILITY

4.01	Subject to the provisions of the Plan and any relevant resolutions of the Board, the Committee shall, in its sole discretion, determine or designate a method to determine, which Designated Employees and Directors, if any, shall be eligible in any particular fiscal year to participate in the Plan and the terms and conditions of Unit awards. The judgment of the Committee in the designation of Designated Employees eligible to participate in the Plan shall be final and conclusive.

4.02	Subject to a determination by the Committee not to allow the issuance of Units in any particular fiscal year, all Directors shall be eligible to participate in the Plan.

4.03	Subject to Sections 4.01 and 4.02, Directors and Designated Employees may, on an annual basis, elect to participate in the Plan and receive in Units, as applicable, Director’s Fees earned, or a portion thereof, or annual bonus payments payable, or a portion thereof, in respect of a fiscal year by giving written notice to the Committee:

(a)	in the case of a Director who is not newly appointed, within the last 90 day period of the fiscal year preceding the fiscal year in which such amounts are earned, specifying an amount (expressed as a percentage) of such individual’s Director’s Fees to be earned in the fiscal year following the fiscal year in which the election is made;

(b)	in the case of a newly appointed Director, within 30 days of the individual’s appointment as a Director, specifying an amount (expressed as a percentage), of the Director’s Fees to be earned in the fiscal year of election after the date on which such election is made; and

(c)	in the case of a Designated Employee, within the last 90 day period of the fiscal year preceding the fiscal year in which such amounts are payable, specifying an amount (expressed as a percentage) of such individual’s annual bonus payments payable in the fiscal year following the fiscal year in which the election is made.

Notwithstanding the foregoing, for the fiscal year ending October 31, 2005, Directors and Designated Employees shall give the stipulated notice within 30 days of the Effective Date.

4.04	The Committee may, from time to time, determine what proportion of Director’s Fees or annual bonuses are payable to Designated Employees, subject to the elections made by a Participant under Section 4.03.

ARTICLE 5 - ISSUANCE OF UNITS

5.01	The issuance of Units shall be evidenced by a written agreement between the Corporation and the Participant (the “Agreement”). The Agreement shall be confirmed in writing by the Corporation to the Participant within the period of 10 Business Days following the Award Date.

ARTICLE 6 - ACCOUNTS

6.01	The Committee shall direct management of the Corporation to establish an Account for each Participant. All Units shall be credited to an Account as of the Award Date. The amount determined pursuant to the election referred to in Section 4.03 (the “Deferred Amount”) shall be expressed in Canadian dollars, and in each case, the number of Units (including fractional Units) to be credited to an Account shall be determined by the Committee by dividing the Deferred Amount by either (i) the average closing trading price of the Shares on the Toronto Stock Exchange on the 10 Business Days immediately preceding the end of the relevant fiscal quarter in the case of Directors and on the 10 Business Days immediately preceding the Award Date in the case of Designated Employees; or (ii) the closing trading price per Share on the Toronto Stock Exchange on the last trading day preceding the end of the relevant fiscal quarter in the case of Directors and on the trading day immediately preceding the Award Date in the case of Designated Employees, on which there was a closing price.

6.02	The Accounts shall vest immediately but remain non-redeemable until such time one of the events described in Articles 8 and 9 occurs.

6.03	On the last day of each fiscal quarter of the Corporation or as soon as possible thereafter, the Corporation shall determine whether any dividend has been paid on Shares during such fiscal quarter and, if so, the rate thereof per Share (expressed as a percentage based on the closing Share price on the Toronto Stock Exchange on the record date) (the “Dividend Rate”). Within 10 Business Days of the applicable fiscal quarter end, the Corporation shall credit each Account with an additional number of Units equal to the number of Units in the respective Accounts on the record date for such dividend multiplied by the Dividend Rate.

ARTICLE 7 - NON-ASSIGNABILITY / NON-TRANSFERABILITY

7.01	Subject to Section 7.02, each Unit is non-assignable and non-transferable and, except in the case of the Unitholder’s death or the appointment of a duly authorized legal representative for a Unitholder who becomes incapable, shall be redeemable only by the Unitholder.

7.02	The Units and any rights thereunder shall not be transferable otherwise than by the laws of succession on the death of the Unitholder, and shall not be subject to attachment, execution or other similar process except to the extent permitted by applicable law.

7.03	Subject to Section 7.02, upon the death of the Unitholder, rights in respect of the Units that are transferred to the Unitholder’s duly authorized legal representative or designated beneficiary shall only be exercised by said duly authorized legal representative or designated beneficiary without further powers of transference or possible future encumbrance.

ARTICLE 8 - REDEMPTION EVENTS

8.01	Units shall not be redeemable except upon the occurrence of any one of the following events:

(a)	the death of the Unitholder;

(b)	the Retirement of the Unitholder; or

(c)	the Termination of the Unitholder;

((a), (b) and (c) each, a “Redemption Event”).

ARTICLE 9 - REDEMPTION

9.01	Upon the occurrence of a Redemption Event, all Units in the Unitholder’s Account shall be redeemable for their Cash Equivalent or Shares in accordance with this Section.

9.02	Units that have become redeemable may be redeemed by written notice signed by the Unitholder or its duly authorized legal representative in a form reasonably required by the Committee (the “Notice”), and delivered to the Corporation:

(i)	in the case of death or Retirement of a Unitholder, not later than 10 Business Days prior to the end of the one year period following the date of death or Retirement, or December 10 of the calendar year following the year in which the date of death or Retirement occurs; or

(ii)	in the case of Termination, to the Corporation not later than 10 Business Days prior to the end of the 90 day period following the date of the Termination;

((i) and (ii) each, a “Redemption Period”).

9.03	In the Notice, the Unitholder or the Unitholder’s duly authorized legal representative, as the case may be, may elect to redeem the Units for their Cash Equivalent (determined in accordance with Section 9.07(a)) or Shares (determined in accordance with Section 9.07(b)), or a combination thereof, however, such election will be subject to the approval of the Committee. In all cases, the Committee shall have the final authority to determine whether the Units will be redeemed for their Cash Equivalent, Shares or a combination thereof.

9.04	At the end of a Redemption Period, all unredeemed Units in the Unitholder’s Account will be redeemed for their Cash Equivalent, Shares or a combination thereof, at the sole discretion of the Committee.

9.05	The redemption shall be effective at the end of a Redemption Period or 10 Business Days after receipt of the Notice.

9.06	The Corporation shall redeem the Units by delivery of:

(i)	in the case of redemption for their Cash Equivalent, a cheque to the Unitholder or the Unitholder’s duly authorized legal representative or designated beneficiary, as the case may be; and

(ii)	in the case of redemption for Shares, a share certificate to the Unitholder or the Unitholder’s duly authorized legal representative or designated beneficiary, as the case may be.

9.07	Determination of Amounts.

(a)	Cash Equivalent of Units. For purposes of determining the Cash Equivalent of Units, such calculation will be made: (i) on the last day of the Redemption Period or (ii) on the date of the Notice, as the case may be, based on, at the sole discretion of the Committee, either (A) the average closing trading price of the Shares on the Toronto Stock Exchange on the 10 Business Days immediately preceding the Redemption Date or (B) the closing trading price per Share on the Toronto Stock Exchange on the last trading day preceding the Redemption Date on which there was a closing price.

(b)	Shares. At its option, the Corporation may elect to issue Shares from treasury or acquire Shares on the open market.

(i)	Issuance of Shares from Treasury. If the Corporation issues Shares from treasury, the number of whole Shares to be issued will be equal to the number of Units in the applicable Unitholder’s Account less any deduction or other withholding to satisfy any Applicable Withholding Taxes, such Shares will be issued in consideration for the past services of the Unitholder to the Corporation and the entitlement of the Unitholder under this Plan shall be satisfied in full by such issuance of Shares. The Corporation will also make a cash payment, less any Applicable Withholding Taxes, to the Unitholder with respect to the value of fractional Units standing to the Unitholder’s credit after the maximum number of whole Shares has been issued by the Corporation as described above.

(ii)	Acquisition of Shares on Open Market. If the Corporation acquires Shares on the open market, the number of whole Shares to be so acquired will be equal to the number of Units in the applicable Unitholder’s Account less any deduction or other withholding to satisfy any Applicable Withholding Taxes and such Shares will be acquired through an independent broker designated by the Committee (the “Designated Broker”). On the Redemption Date, or if the Redemption Date is not a trading date for Shares on the Toronto Stock Exchange, on the next such trading date, the Corporation shall advise the Designated Broker of the specified number of whole Shares to be purchased on behalf of the Unitholder. The Designated Broker will purchase the specified number of Shares as soon as practicable after being notified by the Corporation. On or before the date of settlement with respect to the purchase of the Shares by the Designated Broker, the Corporation, acting as agent for the Unitholder, will pay the purchase price of the specified number of Shares to the Designated Broker, together with any reasonable brokerage fees or commissions related thereto. The Corporation will also make a cash payment, less any Applicable Withholding Taxes, to the Unitholder with respect to the value of fractional Units still standing to the Unitholder’s credit after the maximum number of whole Shares has been purchased as described above.

9.08	For the avoidance of doubt, in no event may the redemption of a Unitholder’s Units be made later than the last day of the calendar year immediately following the calendar year in which the Redemption Event occurs.

ARTICLE 10 - ADJUSTMENTS

10.01	Subject to any relevant resolutions of the Board, reasonable and appropriate adjustments may be made by the Committee to preserve the intended benefits of the Plan for Participants with respect to Units issued or to be issued in order to adjust for the effect of subdivision or consolidation of the Shares, payment of dividends in stock (other than dividends in the ordinary course), reclassification or conversion of the Shares, recapitalization, reorganization, change of control or any other event which, in the judgment of the Committee, necessitates action by way of adjustment to the terms of Units issued or to be issued.

10.02	Subject to any relevant resolutions of the Board, the judgment of the Committee with respect to any such adjustments shall be conclusive and binding upon each Unitholder.

10.03	No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of the Shares nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

ARTICLE 11 - TAX MATTERS

11.01	The Corporation may withhold from any payment made under the Plan the amount that the Corporation deems necessary to satisfy its obligation, if any, to withhold federal, provincial, state or local income or other taxes or source deductions (collectively, “Applicable Withholding Taxes”) arising in respect of the issuance of Units, their redemption or any payment under the Plan.

ARTICLE 12 - AMENDMENT AND TERMINATION OF PLAN

12.01	The Board shall have the right, in its sole discretion, to suspend or terminate this Plan or any portion thereof at any time, in accordance with applicable legislation, without obtaining the approval of shareholders, provided, however, that (i) no suspension or termination of the Plan shall impair any of the rights or obligations under any Unit previously granted without the consent of the Unitholder thereof; (ii) notification of any such termination or suspension is sent to Unitholders of outstanding Units previously issued; and (iii) in the event of Plan termination, redemption of any outstanding Units for their Cash Equivalent or Shares at the time of such termination shall be made in accordance with Articles 8 and 9.
12.02	The Board shall have the right, in its sole discretion, to amend this Plan or any portion thereof at any time, in accordance with applicable legislation, without obtaining the approval of shareholders; provided that: any amendment to any provision of the Plan will be subject to any required regulatory approval and the provisions of applicable law, if any, that require the approval of shareholders. Notwithstanding the foregoing, the Corporation will be required to obtain the approval of the shareholders of the Corporation for any of the following amendments:
(i)	amendments to the Plan which would increase the number of Shares issuable under the Plan, otherwise than in accordance with Article 10 of the Plan;

(ii)	amendments to Section 3.06 of the Plan which would increase the number of Shares issuable to Insiders or issued to Insiders within any one year period, under the Plan, otherwise than in accordance with Article 10 of the Plan;
(iii)	amendments to the formula used to calculate the number of Units credited to an Account as of the Award Date set out in Section 6.1 with the intention of increasing the number of Units issuable to a Participant;
(iv)	amendments that would permit the transfer or assignation of Units for any reason other than in connection with a Unitholder’s estate planning; and
(v)	amendments to the formula used to calculate the number of Shares from treasury to be delivered to a Unitholder upon redemption for Shares set out in Section 9.07(b)(i) with the intention of increasing the entitlement of a Unitholder thereunder.
12.03	The Board shall not alter or impair any rights or increase any obligations with respect to a Unit previously issued under the Plan without the consent of the holder thereof.
12.04	Further, no amendment shall be made to the Plan if such amendment would cause the acceleration of redemption of any outstanding Units for their Cash Equivalent or Shares at a time earlier than that provided for in Article 9.

ARTICLE 13 - RIGHTS NOT CONFERRED

13.01	No Unitholder shall have any rights as a shareholder in respect of any Unit issued to it under the Plan.

13.02	The Plan and any Units granted hereunder shall not be construed to confer any right to employment. The right of the Corporation to terminate at will (whether by dismissal, discharge or otherwise) any Unitholder’s employment at any time is specifically reserved.

ARTICLE 14 - APPROVALS/EFFECTIVE DATE

14.01	The Plan (or any amendment thereto) shall become effective on the date (the “Effective Date”) when it (or any amendment thereto) has been adopted by the Board.

ARTICLE 15 - GENERAL

15.01	No election may be made pursuant to Section 4.03, no issuance of Units will be made pursuant to Section 5.01 and no notice of redemption may be given by a Unitholder pursuant to Article 9 when such Unitholder is in possession of material, undisclosed and confidential information which would limit or restrict such person’s right to trade in securities of the Corporation pursuant to the Securities Act (Ontario) as amended in any other similar provision of applicable law. Subject to Section 9.06, the Committee may extend or change applicable election or Award Dates or time periods in its discretion to ensure compliance as it may reasonably determine.

15.02	The Plan and each Agreement shall be construed in accordance with the laws applicable in the Province of Ontario and the parties shall agree that they shall attorn to the jurisdiction of the courts of the Province of Ontario with respect to any and all actions brought in relation thereto.

15.03	The Corporation and the Participants confirm their desire that this document along with all other documents including all notices relating hereto, be written in the English language. La Compagnie et les membres confirment leur volonté que ce document de même que tous les documents, y compris tout avis, s’y rattachant soient rédigés en anglais.

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